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                                                                     EXHIBIT 11
                                                                    PAGE 1 OF 1

                           NATIONAL RECORD MART, INC.
                    CALCULATION OF NET LOSS PER COMMON SHARE
                   FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED
                   SEPTEMBER 25, 1999 AND SEPTEMBER 26, 1998

NET LOSS PER COMMON SHARE

The computation of weighted average common shares and equivalents outstanding for the periods presented is as follows:

                                           Thirteen Weeks Ended           Twenty-six Weeks Ended
                                    -----------------------------     ------------------------------
                                    September 25,   September 26,     September 25,    September 26,
                                        1999            1998              1999             1998
                                    -------------   -------------     -------------    -------------
Weighted average common
   shares outstanding                  5,048,167      4,838,918           5,048,475       4,841,771
Common Stock Equivalents
   which are dilutive                          *              *                   *               *

Treasury stock assumed to
  be repurchased using
  proceeds from options and
  warrants                                    --             --                  --              --
                                     -----------    -----------         -----------     -----------
Weighted average common
   shares and equivalents
   outstanding                         5,048,167      4,838,918           5,048,475       4,841,771
                                     ===========    ===========         ===========     ===========

Net loss                             ($1,517,326)   ($1,079,587)        ($3,347,377)    ($2,297,642)
                                     ===========    ===========         ===========     ===========

Net loss per share                        ($0.30)       ($0. 22)             ($0.66)         ($0.47)
                                     ===========    ===========         ===========     ===========

* Shares not included in calculation, as the effects of such shares would be anti-dilutive.



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